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                                                                     EXHIBIT 4.2

                      NON-QUALIFIED STOCK OPTION PLAN 1-NQ
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          1. PURPOSE. This Plan (the "Plan 1-NQ"), is intended to promote the growth and general prosperity of PARAVANT COMPUTER SYSTEMS, INC., (herein called the "Company") by permitting the Company, by the granting of Options to purchase shares of its common stock, to attract and retain the best available personnel for positions of substantial responsibility, to provide entities which have contractual relationships with the Company an incentive to meet important goals and objectives, and to provide certain key employees and directors with an additional incentive to contribute to the success of the Company.

          2. ADMINISTRATION

             (a) The Plan 1-NQ shall be administered by a committee of officers of the Company which shall be appointed by the Board of Directors (the "Committee").

             (b) The Committee is authorized, subject to the provisions of the Plan 1-NQ, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Plan 1-NQ, and to determine, in its sole discretion, the entities, the directors and key employees who receive such options, the time the options shall be granted, the terms of such option (which may differ from one another), and the number of shares to be optioned to any entity or individual, and to do everything necessary or appropriate to administer the Plan 1-NQ including but not limited to interpreting the Plan 1-NQ. All decisions, determinations and interpretations of the Committee



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shall be final and binding on all entities or individuals.

          3. ELIGIBILITY. The Committee may grant Options to any entity with which the Company has, in the sole discretion of the Committee, an important contractual relationship, or to any key employee or to any director of the Company. Any entity or individual may hold more than one option.

          4. STOCK. The stock to be subject to options under the Plan 1-NQ shall be shares of the Company's Common Stock, par value $0.01 per share ("stock"), either authorized and unissued or treasury shares. The aggregate number of shares of stock for which options may be granted under the Plan 1-NQ shall not exceed 384,258 shares, subject to adjustment in accordance with the terms of paragraph 6 hereof. The shares subject to the unexercised portion of any terminated or expired options under the Plan 1-NQ may again be subjected to options under the Plan 1-NQ.

          5. TERMS AND CONDITIONS OF OPTIONS. All options granted pursuant to the Plan 1-NQ shall be authorized by the Committee and shall be evidenced by stock option agreements in writing ("Stock Option Agreements" (Plan 1-NQ)) in such form and containing such terms and conditions as the Committee shall determine. The terms and conditions set forth in such option agreements shall include:

             (a). The option price per share ("Exercise Price") of each option granted under the Plan 1-NQ shall be determined by the Committee.

             (b). Each stock option agreement shall set forth the period for which such option is granted, which shall not exceed

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six (6) years from the date such option is granted (the "option period").

             (c).(1) An option granted to an individual shall be transferable by the Optionee only by will, trust or the laws of descent and distribution.

                 (2) An option granted to an entity shall be transferable only to key employees of such entity on terms deemed appropriate by the Committee. An option transferred by an entity to a key employee shall be subject to the restrictions stated in Paragraph 5(c).(1) above.

             (d). Each option may be exercised at any time during its option period, subject to the restrictions in the stock option agreement under which it is issued. An Option shall be exercised when written notice of such exercise has been given to the Company at its principal business office by the person entitled to exercise the Option and full payment for the shares with respect to which the Option is exercised has been received by the Company. Until the issuance of the stock certificates, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to optioned shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date the stock certificate is issued except as provided in paragraph 6 hereof.

             (e). On the date of exercise, the Optionee shall make full payment of the option price (i) in cash or its equivalent; (ii) with the consent of the Committee, by tendering

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previously acquired shares of stock (valued at their fair market value, as determined by the Committee, as of the date of exercise) or (iii) with the consent of the Committee, any combination of (i) and (ii).

             (f). The granting of an option shall impose no obligation upon the Optionee to exercise such option.

          6. ADJUSTMENT IN THE EVENT OF CHANGE OF STOCK. In the event of any change in the outstanding stock by reason of stock dividends, recapitalizations, reorganizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the number and kind of shares which thereafter may be optioned and sold under the Plan 1-NQ, the number and kind of shares under option in outstanding stock option agreements and the purchase price per share thereof shall be approximately adjusted consistent with such change. The determination of the Committee as to any adjustment shall be final and conclusive.

          7. GENDER. As used in this Plan 1-NQ, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

          8. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN 1-NQ. The Board of Directors may terminate, amend, or modify the Plan 1-NQ, at any time; provided, however, that no such amendment, modification, or termination of the Plan 1-NQ shall in any manner affect any option heretofore granted to an optionee under the Plan 1-NQ without the consent of the optionee.

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          9. TERM OF THE PLAN 1-NQ. The Plan 1-NQ is effective as of the 1st day of September, 1993, having been approved by the Board of Directors by written consent. The Plan 1-NQ shall terminate on the 31st day of August, 1996 or on such earlier date as may be determined by the Board of Directors. Termination of the Plan 1-NQ, however, shall not affect the rights of optionees under options theretofore granted to them, and all unexpired options shall continue in force and operation after termination of the Plan 1-NQ except as they may lapse or be terminated by their own terms and conditions.

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